SWK Holdings Corporation Announces 2016 First Quarter

Financial Results

•	Total revenues of approximately $5.2 million for the first quarter of 2016.

•	Net income attributable to SWK Shareholders of $3.1 million, or $0.24 per share, and non-GAAP Adjusted net income of $3.1 million, or $0.24 per share.

•	Book value of $13.71 per share as of March 31, 2016.

Dallas, TX, May 13, 2016 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its first quarter 2016 financial results.

First Quarter 2016 Highlights:

•	Reported total revenues of approximately $5.2 million for the quarter, compared to $5.8 million for the first quarter of 2015.
•	Reported adjusted net income of approximately $3.1 million, or $0.24 per diluted share, for the quarter, as compared to $3.5 million, or $0.27 per diluted share, for the first quarter of 2015.
•	Reported net cash provided by operating activities of approximately $2.3 million for the quarter, or $0.18 per diluted share, as compared to $3.4 million, or $0.26 per diluted share, for the first quarter of 2015.
•	Total income producing assets (defined as finance receivables, marketable securities and investment in unconsolidated subsidiaries less non-controlling interests) were approximately $98.1 million as of March 31, 2016, compared to $108.3 million as of December 31, 2015.

Winston Black, Chief Executive Officer of SWK, stated, “With the Tribute payoff, we are well capitalized with over $61 million of cash. We believe that the recent disruption in the capital markets in general and pharma/healthcare specifically will produce an even more attractive environment for us. Our pipeline continues to be robust, and we are diligently working through new opportunities in which to deploy our capital.”

Note:

•	All references to growth rate percentages and shares compare the results of the period to those of the prior year comparable period.

•	The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.

•	Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

Portfolio Overview

As of March 31, 2016, the Company's total income producing assets were approximately $98.1 million as compared to $108.3 million as of December 31, 2015.

(in thousands)	March 31,	December 31,
	2016	2015

Finance receivables	$89,455	$99,346
Marketable investments	5,111	5,286
Investment in unconsolidated subsidiary	7,737	7,988
Less non-controlling interest	(4,164)	(4,299)
Total income producing assets	$98,139	$108,321

As of May 13, 2016, SWK and its partners have now executed transactions with nineteen different partner companies under its strategy, deploying approximately $242.5 million across a variety of opportunities.

Results of Operations

Revenues

SWK generated revenues of $5.2 million for the three months ended March 31, 2016, driven primarily by $3.6 million in interest and fees earned on our finance receivables and marketable securities, and $1.7 million in income related to our investment in an unconsolidated partnership. SWK generated revenues of $5.8 million for the three months ended March 31, 2015, driven primarily by $4.2 million in interest and fees earned on finance receivables and marketable securities, and $1.6 million in income related to our investment in an unconsolidated partnership. The decrease in revenue is primarily driven by a combination of loans placed on non-accrual status coupled with loan pay offs, partially offset by an increase in the portfolio, which consisted of 14 investments in 2015 compared to 18 investments in 2016.

Security Impairment Expense

SWK recognized security impairment expense during the three months ended March 31, 2016 on equity securities of $0.3 million, to reflect the security at its fair market value as of March 31, 2016. There was no security impairment expense for the three months ended March 31, 2015.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses decreased to $0.9 million for the three months ended March 31, 2016 from $1.2 million for the three months ended March 31, 2015, due to decreased salary, bonus and stock-based compensation expenses. These decreases were partially offset by increases in professional fees.

Interest Expense

Interest expense was $0 for the three months ended March 31, 2016 compared to $0.4 million for the three months ended March 31, 2015. All interest expense for the three months ended March 31, 2015 was from debt issuance cost amortization.

2

Other (Expense) Income

Other expense for the three months ended March 31, 2016, reflected a net fair market value loss of $30,000 on our warrant derivatives compared to a $0.4 million net fair market value gain for the three months ended March 31, 2015.

Income Tax Benefit

SWK has incurred net operating losses on a consolidated basis for all years from inception through 2012. Accordingly, the Company has historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” SWK believes that it is more likely than not that the Company will be able to realize approximately $16.8 million benefit of the U.S. federal and state deferred tax assets in the future. As of March 31, 2016, the Company had NOLs for federal income tax purposes of $405.0 million. The federal net operating loss carryforwards if not offset against future income, will expire by 2032, with the majority expiring by 2021.

Liquidity and Capital Resources

As of March 31, 2016, SWK had $61.2 million in cash and cash equivalents, compared to $47.3 million in cash and cash equivalents as of December 31, 2015. The increase in cash is driven essentially by investing activities during the three months ended March 31, 2016.

Adjusted Net Income

Net income in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for the three month period ending March 31, 2016, was $3.1 million, or $0.24 per diluted share. The table below eliminates provisions for warrant-related debt issuance costs, income taxes, and non-cash mark-to-market changes on warrant assets and SWK’s warrant liability. The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the three months ended March 31, 2016 and ended March 31, 2015:

(in thousands, except per share data)	Quarter Ended March 31,
	2016	2015
Income before provision for income tax	$3,938	$4,573
Plus warrant-related debt issuance costs	—	155
Plus : decrease (increase) in fair market value of warrants	30	(371)
Adjusted income before provision for income tax	3,968	4,357
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	3,968	4,357
Non-GAAP net income attributable to non-controlling interest	842	811
Non-GAAP net income attributable to SWK Holdings Corporation Stockholders	$3,126	$3,546

Adjusted basic income per share(1)	$0.24	$0.27
Adjusted diluted income per share(1)	$0.24	$0.27

(1) Common Stock and share data at March 31, 2015, has been adjusted retroactively to reflect a net 1-for-10 reverse stock split effective October 7, 2015

3

In the presentation above, management has eliminated the following non-cash items: (i) warrant-related debt issuance costs as the expense is non-cash, (ii) fair-market value of warrants as mark to market changes are non-cash, and (iii) income taxes as the Company has substantial net operating losses to offset against future income.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

4

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Derived from unaudited financial statements

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$61,194	$47,287
Accounts receivable	1,272	1,127
Finance receivables	89,455	99,346
Marketable investments	5,111	5,286
Investment in unconsolidated entities	7,737	7,988
Deferred tax asset	16,833	16,833
Warrant assets	1,789	1,900
Other assets	394	720
Total assets	$183,785	$180,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,086	$788
Warrant liability	178	259
Total liabilities	1,264	1,047

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares no shares issued and outstanding authorized;	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 13,126,058, and 13,115,909 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	13	13
Additional paid-in capital	4,433,032	4,432,926
Accumulated deficit	(4,254,702)	(4,257,798)
Accumulated other comprehensive income	14	—
Total SWK Holdings Corporation stockholders’ equity	178,357	175,141
Non-controlling interests in consolidated entities	4,164	4,299
Total stockholders’ equity	182,521	179,440
Total liabilities and stockholders’ equity	$183,785	$180,487

5

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2016	2015
Revenues
Finance receivable interest income, including fees	$3,470	$4,145
Marketable investments interest income	92	90
Income related to investments in unconsolidated entities	1,659	1,551
Other	15	15
Total Revenues	5,236	5,801
Costs and expenses:
Interest expense	—	381
Security impairment expense	339	—
General and administrative	929	1,218
Total costs and expenses	1,268	1,599
Other (expense) income
Unrealized net (loss) gain on derivatives	(30)	371
Income before benefit from income tax	3,938	4,573
Provision for income taxes	—	1,506
Consolidated comprehensive net income	3,938	3,067
Comprehensive net income attributable to non-controlling interests	842	811
Comprehensive net income attributable to SWK Holdings Corporation Stockholders	$3,096	$2,256
Net income per share attributable to SWK Holdings Corporation Stockholders (1):
Basic	$0.24	$0.17
Diluted	$0.24	$0.17
Weighted Average Shares (1):
Basic	13,117	12,996
Diluted	13,132	13,004

(1) Common stock and per share data at March 31, 2015, has been adjusted retroactively to reflect a net 1-for-10 reverse stock split effective October 7, 2015.

6

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Consolidated net income	$3,938	$3,067
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investments in unconsolidated entities	(1,659)	(1,551)
Change in fair value of warrants	30	(371)
Security impairment expense	339	—
Deferred income taxes	—	1,506
Loan discount amortization and fee accretion	(908)	(344)
Interest income in excess of cash collected	—	(33)
Stock-based compensation	106	197
Debt issuance cost amortization	—	381
Property and equipment depreciation	3	1
Changes in operating assets and liabilities:
Accounts receivable	(145)	(86)
Other assets	327	(87)
Accounts payable and other liabilities	298	681
Net cash provided by operating activities	2,329	3,361

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entities	1,910	1,855
Net decrease (increase) in finance receivables	10,648	(3,423)
Purchases of property and equipment	(3)	(50)
Net cash provided by (used in) investing activities	12,555	(1,618)

Cash flows from financing activities:
Costs of common stock issuance	—	(10)
Distribution to non-controlling interests	(977)	(974)
Net cash used in financing activities	(977)	(984)

Net increase in cash and cash equivalents	13,907	759
Cash and cash equivalents at beginning of period	47,287	58,728
Cash and cash equivalents at end of period	$61,194	$59,487

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

# # #

7